Exhibit 10.1

ORTHOFIX INTERNATIONAL N.V.

2012 LONG-TERM INCENTIVE PLAN

DEFERRED Stock Unit Agreement

COVER SHEET

Orthofix International N.V., a company organized under the laws of Curaçao (the “Company”), hereby grants deferred stock units (the “Deferred Stock Units”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Stock”) to the Grantee named below, who is a non-employee member of the Board of Directors of the Company (the “Board”), subject to the satisfaction of the vesting conditions set forth below.  Additional terms and conditions of the Deferred Stock Units are set forth on this cover sheet, in the attached Deferred Stock Unit Agreement (together, the “Agreement”), and in the Company’s 2012 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Last Four Digits of Grantee’s Social Security Number (if applicable):
Number of Deferred Stock Units:

You agree to all of the terms and conditions described in this Agreement and in the Plan, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment
This is not a stock certificate or a negotiable instrument.

ORTHOFIX INTERNATIONAL N.V.

2012 LONG-TERM INCENTIVE PLAN

DEFERRED Stock Unit Agreement

Deferred Stock Units	This Agreement evidences an award of Deferred Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.
Deferred Stock Unit Transferability

Prior to the Settlement Date (as defined below), your Deferred Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Deferred Stock Units be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your Deferred Stock Units.

Vesting

Subject to earlier termination or acceleration of vesting in accordance with the Plan or this Agreement, your Deferred Stock Units will vest and become non-forfeitable on the first anniversary of the Grant Date (the “Vesting Date”) provided you continue in Service through such date.

Vesting upon Certain Terminations of Service

Death, Disability, Annual Meeting Separation.  If your Service terminates prior to the Vesting Date by reason of death, Disability, or Annual Meeting Separation, the Deferred Stock Units shall automatically vest in full as of the date of your termination of Service.

Other Terminations.  If your Service is terminated prior to the Vesting Date other than as a result of death, Disability, or Annual Meeting Separation, a pro rata percentage of the Deferred Stock Units, equal to the number of days between the Grant Date and the effective date of such termination of Service divided by 365, shall accelerate and vest 30 calendar days following the effective date of such termination of Service (the “Determination Deadline”) unless, prior to the Determination Deadline, the Board or the Committee adopts a resolution providing that such pro rata acceleration and vesting shall not occur (for any reason(s) that the Board or Committee may determine in its sole and absolute discretion).  Any Deferred Stock Units that do not accelerate and vest shall be forfeited and cancelled by the Company, and you will have no further right or interest therein unless the Committee, in its sole discretion, shall determine otherwise.

Settlement of Deferred Stock Units

Your rights to receive the shares of Stock represented by your vested Deferred Stock Units will become non-forfeitable on the Vesting Date (or, if applicable, the effective date of any acceleration of vesting in connection with a termination of Service), and the shares represented by your vested Deferred Stock Units shall settle, convert and be delivered on or within 45 calendar days of your termination of Service (the “Settlement Date”).  On the date on which shares of Stock are delivered to you (or your beneficiary or, if none, your estate in the event of your death) under this paragraph, the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally during the period commencing on the Grant Date and ending on the delivery date, multiplied by the number of shares of Stock that are being delivered to you under this paragraph, without interest, and less any tax withholding amount applicable to such distribution.  To the extent that the Deferred Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

Evidence of Issuance

The issuance of the shares of Stock with respect to the Deferred Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Deferred Stock Units, or the issuance of shares of Stock with respect to the Deferred Stock Units, the Company or any Affiliate will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Deferred Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided, however, that (x) the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Law, provided that, following the Company’s adoption of Accounting Standards Update 2016-09, and to the extent permitted by the Company, you may elect to have shares withheld up to an amount equal to the maximum statutory rate applicable to you, and (y) in the event that you are subject to any tax withholding on a date prior to the Settlement Date, clauses (iii) and (iv) shall not be available as a means of satisfying such tax withholding obligations.

Retention Rights

This Agreement and the Deferred Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity.  The Company or any Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason.

Shareholder Rights

You have no rights as a shareholder with respect to the Deferred Stock Units unless and until the Stock relating to the Deferred Stock Units has been delivered to you.  No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Texas, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Definitions

“Annual Meeting Separation” shall mean a separation from Service effective as of the date of the Company’s annual general meeting of shareholders held during the year immediately following the year of the Grant Date.  Any other capitalized terms used in this Agreement other than the foregoing shall have the meanings set forth in the Plan.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Deferred Stock Units.  Any prior agreements, commitments, or negotiations concerning the Deferred Stock Units are superseded.

This Agreement shall be binding upon the heirs, executors, administrators and successors of you and the Company.

Amendment or Termination

The Board and the Committee shall have the power to alter or amend the terms of the grant of the Deferred Stock Units as set forth herein from time to time, in any manner consistent with the provisions of Sections 5.3 and 18.10 of the Plan, and any alteration or amendment of the terms of this grant of Deferred Stock Units by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give notice to you of any such alteration or amendment as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of you and the Board or the Committee by mutual written consent to alter or amend the terms of this grant of Deferred Stock Units in any manner which is consistent with the Plan.

The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law.  This Deferred Stock Units grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Deferred Stock Units or other benefits in lieu of Deferred Stock Units in the future.  Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares of Deferred Stock Units granted, and the vesting provisions.

Data Privacy

To administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting the Deferred Stock Units, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights

The grant of Deferred Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you.  You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company.  Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Electronic Delivery

By accepting the Deferred Stock Units, you consent to receive documents related to the Deferred Stock Units by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Notice

Any notice required by the terms of this Agreement shall be delivered or made electronically, over the internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to you at the address that you have most recently provided to the Company.  Any notice given electronically shall be deemed effective on the date of transmission.

Additional Documents	You agree to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

Code Section 409A

The grant of Deferred Stock Units under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the Deferred Stock Units constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A.  If, at the time of your Separation from Service, (1) you are a “specified employee” within the meaning of Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest.  Each installment of Deferred Stock Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.